ADDENDUM

To The "Exclusive and All Encompassing License on the

Magnegas Technology" dated April 6, 2007

WHEREAS HyFuels, Inc is the sole and exclusive owner of all intellectual property on the Magnegas Technology as specified on the website www.magnegas.com (hereinafter referred to as the "Technology.")

WHEREAS HyFuels, Inc granted on April 6, 2007 to Magnegas Corporation the exclusive and all encompassing rights on the Technology with a 5 year option to purchase all said intellectual rights (hereinafter referred to as the "License") for all countries of the American Continent, plus Alaska, Hawaii and all Caribbean Islands (hereinafter referred to as the "Territory").

NOW, THEREFORE, HYFUELS, INC CONFIRMS AND REAFFIRMS THE FOLLOWING:

1) The above quoted License is for the above quoted Territory consisting of the entire American Continent, hereinafter defined and clarified as including all countries of North America, Central America, and South America plus Hawaii, Alaska and all Caribbean Islands.

2) Said License is permanent and irrevocable in the above identified Territory with the sole exception of:

i) the bankruptcy or insolvency of Licensee,
ii) the filing of Licensee of a petition for bankruptcy
iii) the making by the Licensee of the assignment of this License for the benefit of creditors
iv) the appointment of a receiver of the Licensee or any of its assets which appointment shall not be vacated within sixty (60) days thereafter
v) the filing of any other petition for the relief from creditors based upon the alleged bankruptcy or insolvency of Licensee which shall not be dismissed within 60 days thereafter.

3) As stated in paragraph 6, said License grants to Magnegas Corporation an exclusive 5 year option for the purchase of all intellectual rights in the Territory. In the event Magnegas Corporation elects not to exercise it's right of said option, then the License remains in full force and effect.

4) Magnegas Corporation has fulfilled each and every one of its obligations per said License, including the issuance of all contractual shares. As a result, this License is in full validity and effect without any reservation from HyFuels, Inc. Hence,

5) The above identified License in the above identified Territory is now permanent for the entire life on the patents (described in detail in Schedule "A" of the License) as above specified.

/s/ Ruggero Santilli
Ruggero Santilli
President, HyFuels, Inc
April 5, 2008

/s/ Bo Linton
Bo Linton
President, Magnegas Corporation
April 5, 2008